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                                                                    EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (herein "Agreement") is entered into as of August 7, 2001, by and between JMAR/SAL NANOLITHOGRAPHY, INC. ("Employer") and Daniel J. Fleming ("Employee").

                                    RECITALS

        WHEREAS, Employer is a leading manufacturer of X-ray lithography systems;

        WHEREAS, Employer desires to retain the services of Employee; and

        WHEREAS, Employee desires to be employed by Employer.

        NOW, THEREFORE, Employer and Employee agree as follows:

1. Employment/Title/Responsibilities. Employee's employment shall commence on the Closing Date of the Merger (as defined in Attachment 1 below). Employee shall be employed as President, reporting directly to the CEO of JMAR Technologies, Inc. ("JMAR"), with such duties as may be assigned to him from time to time by Employer and JMAR. Although his position may require a reasonable amount of travel, Employee will primarily perform his job duties at Employee's facility in South Burlington, Vermont.

2. Compensation/Benefits/Review. As compensation for the services provided by Employee under this Agreement, Employer will pay Employee an annual salary of $185,000 (base pay), payable in accordance with Employer's usual payroll procedures. Employee will receive all standard Employer benefits as described in the enclosed summary of benefits, or to the extent that the benefit plans provided by Employer's parent, JMAR Technologies, Inc. ("JMAR"), cannot legally be extended to the employees of Employer in the State of Vermont, then Employer will provide alternative benefits comparable to those provided by JMAR to its employees. In no event will there be any interruption in benefits for Employee between his employment with SAL, Inc. and his employment with Employer. Employee's vacation accrual will be modified to carry forward on Employer's books the amount of vacation Employee has accrued with SAL, Inc. as of the date of this Agreement and to provide that Employee will accrue vacation with Employer at the rate of four weeks per year. Increases in the vacation accrual rate will be in accordance with the JMAR Employee Handbook which provides that employees with three weeks of vacation will accrue a fourth week of vacation after five years of service and employees with four weeks of vacation will accrue an additional day of vacation for each year of service until an accrual rate of a maximum of five weeks per years is reached.

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3.      Employer Stock Options. Upon commencement of Employee's employment,
        Employer shall grant him Incentive Stock Options (ISO's) to purchase 30,000 shares of common stock of Employer, pursuant to the terms of Employer's 2001 Employee Stock Option Plan, a copy of which is delivered herewith. The ISO's will vest in equal amounts at the end of each of the first three years after the start date of Employee's employment and will have an exercise price of $1.00 per share. The other terms of the options shall be contained in Employer's standard stock option agreement.

4. JMAR Stock Options. Upon the commencement of Employee's employment, JMAR shall grant Employee Incentive Stock Options (ISO's) to purchase 40,000 shares of JMAR common stock pursuant to the terms of JMAR's 1999 Employee Stock Option Plan, a copy of which is delivered herewith. The ISO's will vest in equal amounts at the end of each of the first three years after the start date of Employee's employment and the exercise price of the ISO's will be equal to the average closing prices of JMAR Common Stock for the five trading days prior to the date of the grant. The other terms of the options shall be contained in JMAR's standard stock option agreement.

5. Management Incentive Plan/Bonus Plans. For the fiscal years 2001 and 2002, Employee shall participate in the management incentive plan described on Attachment 1 hereto. Employee shall also be eligible to participate in such other annual bonus plans as may be recommended from time to time by the Employer's President and approved by the Board of Directors of Employer.

6.      Employment at Will; Salary Continuation Payments.

        6.1 Employee's employment will be "at-will" and may be terminated at any time, for any reason, by either Employee or Employer. If Employer terminates Employee for any reason other than pursuant to Paragraph 6.2 below, Employee shall be entitled to receive an amount ("Salary Continuation Payments") equal to 6 months salary (subject to earlier termination upon the occurrence of an event specified in Paragraph 6.2), payable commencing on the date of such termination at the rate and times as such compensation would have been payable to Employee had this Agreement not been terminated pursuant to this Paragraph 6.1.

        6.2 Notwithstanding the provisions of Paragraph 6.1 above, this Agreement shall terminate (without any right to Salary Continuation Payments) upon the occurrence of any of the following events: (a) the death of Employee; (b) the incapacity or disability of Employee, which renders him unable to perform substantially all of the services contemplated by this Agreement for a continuous period of sixty (60) days; (c) the commission of an act of fraud, dishonesty in a matter which is material to his employment, or embezzlement by Employee; (d) the willful neglect by Employee in the performance of the services contemplated


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        by this Agreement in such manner as to provide reasonable cause for terminating his services; or (e) the substantial breach by Employee of any of the covenants or obligations under this Agreement and such breach provides reasonable cause for Employer to terminate this Agreement; provided that, in order to terminate this Agreement pursuant to clauses
        (d) and (e) of this Paragraph 6.2, Employer shall have given thirty (30) days written notice of termination to Employee and Employee shall have failed to fully cure or correct such willful neglect or breach within the thirty days immediately following such notice.

        6.3 This Agreement may be terminated by Employee on thirty (30) days written notice of termination to Employer if Employer breaches any of its covenants or obligations under the Agreement and such breach provides reasonable cause for Employee to terminate this Agreement. In such event, Employee shall also be entitled to the Salary Continuation Payments in the manner provided in Paragraph 6.1 above; provided that, in order to terminate this Agreement pursuant to this provision, Employer shall have failed to fully cure or correct such breach within the thirty days immediately following such notice.

7. Reimbursement for Expenses. Employer will reimburse Employee for all reasonable expenses incurred by him on the business of Employer in accordance with Employer policies in effect from time-to-time.

8. Confidential Information. Concurrently herewith, Employee shall enter into an Employee Confidentiality and Inventions Agreement with Employer in the form provided to Employee.

9. No Violation of Other Contracts. Employee represents and warrants that the execution, delivery and performance of this Agreement by Employee does not and will not result in a breach of or violation of, or constitute a default under, any agreement to which Employee is a party or by which Employee is bound.

10. No Conflicts of Interest. Employee represents and warrants that he does not have any financial interest, whether by stock ownership or otherwise, in any entity which is a supplier, customer or competitor of Employer, other than as a result of investments in mutual funds and similar investment vehicles over which Employee has no control and other than ownership of shares of common stock of publicly traded companies not in excess of 1% of such company's equity. Nothing in this section shall prevent the Employee from making investments in the common stock of JMAR Technologies, Inc., subject to compliance with applicable securities laws.

11. Compliance with Employer's Rules. Employee agrees to comply with all of the rules, regulations and standard practices of Employer as in effect from time to time. Employer will provide Employee with all such current rules, regulations and standard practices and all future updates.


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12.     General Provisions.

        12.1 Assignment. Neither the rights nor obligations under this Agreement may be assigned, transferred, pledged or hypothecated by any party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor of Employer.

        12.2 Notices. Any notice required or permitted to be given under this Agreement shall be deemed to have been duly given if in writing and if personally delivered or sent by registered or certified mail, return receipt requested, with postage prepaid:

                      if to Employer:

                      JMAR/SAL NanoLithography, Inc.
                      c/o JMAR Technologies, Inc.
                      5800 Armada Drive
                      Carlsbad, CA  92008
                      Attn: General Counsel

                      If to the Employee:

                      Daniel Fleming

                      -----------------------

                      -----------------------

                      -----------------------

        Any party may change the address to which notices are to be sent to it or him by giving ten days' written notice of such change of address to the other party in the manner above provided for giving notice. Notices will be considered delivered on the date of personal delivery or on the date of deposit in the United States mail in the manner above provided for giving notice by mail.

        12.3 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration at South Burlington, Vermont, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award of the arbitrator(s) shall be entered in any court with appropriate jurisdiction as the final binding judgment. In addition to any other relief as may be granted, the prevailing party shall be entitled to reasonable attorneys' fees in such arbitration, with the amount thereof to be determined by the arbitrator or the court.

        12.4 Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto notwithstanding that all parties are not signatory to the original or same counterpart.


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        12.5 Entire Agreement. This Agreement constitutes the entire agreement and understanding between Employee and Employer with respect to the employment of Employee, and supersedes all other agreements, written or oral, regarding such employment. This Agreement may be altered or amended only by a written instrument executed by each of the parties hereto.

        12.6 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        12.7 Interpretation of Agreement. In the event of any arbitration or other dispute, neither this Agreement nor any provision hereof shall be interpreted for or against any party on the basis said party or its attorney drafted the Agreement or provision in question.

        12.8 Waiver. The waiver by any party hereto of a breach of any of the provisions of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach hereof by such party.

        12.9 Vermont Law. This Agreement shall be governed by and considered in accordance with the laws of the State of Vermont.

        12.10 Headings. The subject headings of the Sections of this Agreement are included for the purposes of convenience only and shall not affect the construction or interpretation of any term or provision hereof.

        12.11 Disclosure. Subject to Employer's disclosure obligations under applicable laws, Employer and Employee agree not to publicly disclose the terms of this Agreement without each other's prior consent which will not be unreasonably withheld.

AGREED TO AND ACCEPTED BY:

Employer:                                       Employee:


JMAR/SAL NANOLITHOGRAPHY, INC.


By: /s/ JOHN S. MARTINEZ                        /s/ DANIEL J. FLEMING
    John S. Martinez,                           Daniel J. Fleming
    Chairman of the Board and
    Chief Executive Officer


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                                  Attachment 1
                              (Employee Bonus Plan)


Employee shall participate in the management incentive plan. The initial management incentive bonus pool shall provide for a total bonus pool of $100,000 that is earned if a "Qualifying Order" (as defined in the Merger Agreement, dated as of July 25, 2001, among JMAR, Employer and SAL, Inc.) has been received by December 31, 2002. If earned, payment of this bonus shall be made no later than January 31, 2003.

Employee's allocation of the above bonus pool shall be recommended by the Employer's President and approved by the Employer's Board of Directors.



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